Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated November 1, 2010

Registration No. 333-166473

Quarterly Results of Operations Update to Preliminary Prospectus

Dated October 25, 2010 of The Fresh Market, Inc.

On November 1, 2010, the issuer, The Fresh Market, Inc., filed Amendment No. 6 to its Registration Statement on Form S-1 (File No. 333-166473) to include its results of operations through September 26, 2010, and to update related disclosure, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” previously provided in its preliminary prospectus dated October 25, 2010. In addition, Amendment No. 6 includes disclosure regarding the significant factors contributing to the difference between the grant date fair value of options previously granted to certain officers and the anticipated price range of the common stock to be sold in this offering. A copy of the preliminary prospectus dated October 29, 2010 included in Amendment No.  6 to the Registration Statement can be obtained by following this hyperlink: http://www.sec.gov/Archives/edgar/data/1489979/000119312510241450/0001193125-10-241450-index.htm .

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request them by calling BofA Merrill Lynch at 866-500-5408, J.P. Morgan at 866-803-9204 or Goldman, Sachs & Co. at 866-471-2526.